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                                    EXHIBIT 23.1

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Tekni-Plex, Inc.
Somerville, New Jersey

We hereby consent to the inclusion in this Registration Statement of Tekni-Plex, Inc. on Form S-4 of our reports dated August 26, 1997, on our audits of the consolidated financial statements of Tekni-Plex, Inc. and subsidiary as of June 28, 1996 and June 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 27, 1997, which reports are included in this Form S-4 and of our report dated August 26, 1997 relating to the financial statement schedule appearing elsewhere in this Form S-4.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ BDO Seidman, LLP

Woodbridge, New Jersey

September 3, 1997